Exhibit 99.1

Cooper Standard Reports Fourth Quarter and Full Year 2013 Financial Results

•	Strong year-over-year sales growth

•	Acquired Jyco Sealing Technologies businesses in North America and Asia

•	Returned $217.5 million to shareholders through share repurchases

•	Common stock listed on New York Stock Exchange

NOVI, Mich., Feb. 24, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper Standard Automotive, a leading global supplier of systems and components for the automotive industry, today announced financial results for the fourth quarter and year ended December 31, 2013. The Company also provided guidance for full year 2014.

“In 2013, we continued to leverage the strength of our core product lines and extensive global footprint to better position Cooper Standard to achieve long-term profitable growth,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Our sales increased by 7.3 percent in a year when global OEM vehicle production grew by 3.4 percent. We remain committed to increase shareholder value with continued focus on innovation, successful execution of new product launches and targeted investments to enhance our footprint and capabilities.”

Fourth Quarter and Full Year 2013 Results

Cooper Standard reported revenue of $794.2 million for the fourth quarter of 2013 as compared to $697.1 million in the same quarter of the previous year. Sales were positively impacted by production volumes in North America, market share gains in Europe and $5.4 million of favorable foreign exchange. Full year revenue was $3.1 billion, up from $2.9 billion in 2012. The third quarter acquisition of Jyco Sealing Technologies contributed incremental sales of $20.8 million in the fourth quarter and $32.7 million for the full year of 2013.

Gross profit for the fourth quarter of 2013 was $105.1 million as compared to $99.7 million for the fourth quarter of 2012. For the full year 2013, the Company generated a gross profit of $472.7 million, representing 15.3 percent of sales, compared to $438.9 million in 2012 or 15.2 percent of sales. This increase in gross profit was driven by increased revenue in all regions and lean savings, partially offset by customer price concessions, higher staffing costs and other operating expenses.

The Company reported a net loss of $20.8 million in the fourth quarter of 2013, compared to a net loss of $9.9 million in the same quarter of 2012. Net income for the quarter was affected by higher tax expenses related to a valuation allowance charge against deferred tax assets in certain foreign jurisdictions.

The Company reported full year 2013 net income of $47.9 million or $2.24 per share on a fully diluted basis. For full year 2012, net income was $102.8 million or $4.14 per share on a fully diluted basis, which included a $48.3 million benefit related to the reversal of the valuation allowance on the Company's deferred income tax assets in the United States.

For the fourth quarter of 2013, Cooper Standard reported adjusted EBITDA of $58.7 million. Adjusted EBITDA for the full year 2013 was $287.4 million or 9.3 percent of sales, compared to $298.0 million or 10.3 percent of sales in 2012.

2014 Guidance

For 2014, assuming North American vehicle production volume of 16.8 million units, European production volume of 19.6 million units and an average full year exchange rate of $1.28/Euro, the Company expects sales in the range of $3.25 billion to $3.35 billion. Cooper Standard anticipates making capital expenditures of between $195 million to $205 million. The Company expects to incur cash restructuring expenses of between $20 million to $30 million. Cash taxes are estimated to be in the range of $25 million to $35 million.

Net Income to Adjusted EBITDA Reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure (dollars in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
	(dollar amounts in millions)		(dollar amounts in millions)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(9.9)	$(20.8)	$102.8	$47.9
Income tax expense (benefit)	1.3	21.0	(31.5)	45.6
Interest expense, net of interest income	11.5	14.9	44.8	54.9
Depreciation and amortization	31.5	27.9	122.7	111.1

EBITDA	$34.4	$43.0	$238.8	$259.5
Restructuring (1)	13.0	14.0	28.8	21.7
Noncontrolling interest (2)	(2.5)	0.3	(3.0)	(0.5)
Inventory write-up (3)	—	—	—	0.3
Acquistion costs (4)	—	0.2	—	0.9
Stock-based compensation (5)	2.4	0.9	9.8	5.2
Impairment charges (6)	10.1	—	10.1	—
Payments to former CEO and transition costs (7)	11.5	—	11.5	—
Noncontrolling interest deferred tax valuation reversal (8)	2.0	—	2.0	—
Other (9)	—	0.3	—	0.3

Adjusted EBITDA	$70.9	$58.7	$298.0	$287.4

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Write-up of inventory to fair value for the Jyco acquisition.
(4)	Costs incurred in relation to the Jyco acquisition.
(5)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(6)	Impairment charges related to goodwill of $2.8 million and fixed assets of $7.3 million.
(7)	Executive compensation for retired CEO and recruiting costs related to search for new CEO.
(8)	Noncontrolling interest deferred tax valuation reversal related to FMEA joint venture.
(9)	Costs related to corporate development activities.

Conference Call Details

Cooper Standard’s executive team will host a conference call and webcast with investors on Tuesday, Feb. 25 at 9 a.m. ET to discuss its fourth quarter and full year 2013 results, provide a general business update and respond to investor questions.

An interactive webcast will be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 58857185 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors' portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include vehicle sealing and exterior systems, fluid and anti-vibration systems. Cooper Standard employs more than 25,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward-Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management's current analysis and expectations, based on what are believed to be reasonable assumptions. The words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" or future or conditional verbs, such as "will," "should," "could" or "may" and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company's most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com